SCHEDULE 14C INFORMATION

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WisdomTree Trust

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WISDOMTREE TRUST

230 Park Avenue

New York, New York 10169

March 30, 2022

To the Shareholders of the WisdomTree U.S. AI Enhanced Value Fund and WisdomTree International AI Enhanced Value Fund:

At a meeting of the Board of Trustees of WisdomTree Trust, the Board of Trustees approved a new sub-advisory agreement, which went into effect January 7, 2022, with respect to the WisdomTree U.S. AI Enhanced Value Fund and WisdomTree International AI Enhanced Value Fund (each, a “Fund” and, together, the “Funds”), between WisdomTree Asset Management, Inc. and Voya Investment Management Co., LLC (“Voya”), pursuant to which Voya provides sub-advisory services to the Funds. Voya replaced Mellon Investments Corporation (“Mellon”) as the sub-adviser to the Funds. There will be no increase in fees to the Funds and their shareholders as a result of this approval.

WisdomTree Asset Management, Inc. continues to serve as investment adviser to the Funds.

The next few pages of this package feature more information about Voya. Please take a few moments to read them. Call us at 1-866-909-9473 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in WisdomTree Trust.

Sincerely,

/s/ Jonathan Steinberg

Jonathan Steinberg

President

WISDOMTREE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

WISDOMTREE U.S. AI ENHANCED VALUE FUND

WISDOMTREE INTERNATIONAL AI ENHANCED VALUE FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT

March 30, 2022

This Information Statement is available at www.wisdomtree.com

This document is an Information Statement and is being furnished to shareholders of the WisdomTree U.S. AI Enhanced Value Fund and WisdomTree International AI Enhanced Value Fund (each, a “Fund” and, together, the “Funds”), each a series of WisdomTree Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). WisdomTree Asset Management, Inc. (the “Adviser” or “WTAM”) serves as the investment adviser for the Funds. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of a Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually or as otherwise required under applicable law. In addition, under the exemptive order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about March 30, 2022, to the shareholders of the Funds as of February 28, 2022. The Adviser will pay the expenses of preparing this Information Statement. Certain information on the share ownership of each Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Voya Investment Management Co., LLC as Sub-Adviser to the Funds

At a meeting of the Board held on September 27-28, 2021 (the “Meeting”), the trustees of the Trust (each, a “Trustee”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Voya Investment Management Co., LLC (“Voya”) to serve as sub-adviser to the Funds. Voya replaced Mellon Investments Corporation (“Mellon”) as the sub-adviser to the Funds.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Voya. In addition, since the beginning of the Funds’ last fiscal year, no Trustee, to the best of the Trust’s knowledge, had, directly or indirectly, any interest in Voya, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Voya, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At the Meeting, the Board, including the Independent Trustees, considered the approval of the investment sub-advisory agreement (the “Agreement”) between the Adviser and Voya pursuant to which Voya will coordinate the investment and reinvestment of each Fund’s assets. The Agreement replaced the prior amended and restated investment sub-advisory agreement between the Adviser and Mellon, dated January 1, 2013, with respect to the Funds, which was terminated as of the close of business on January 6, 2022. The Board determined that the change in sub-adviser was in the best interests of the Funds’ shareholders due to, among other matters, the factors set forth below.

In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser. The Board was assisted in its review by independent legal counsel and met with counsel in executive session separate from Adviser representatives and Voya. In considering the approval of the Agreement, the Board considered all factors that it deemed to be relevant, including those discussed below. The Board did not identify any particular factor as dispositive, and each Trustee may have attributed different weights to the various factors considered.

Analysis of Nature, Extent, and Quality of Services to be Provided to the Funds. The Board considered information provided to them at the Meeting and in previous presentations throughout the year from the Adviser representatives regarding the nature, extent, and quality of the services provided to the WisdomTree funds, recognizing Voya’s operational capabilities and resources. The Board also considered the Adviser’s favorable assessment of the nature and quality of the sub-advisory services expected to be provided to each Fund by Voya and the Adviser’s recommendation to engage Voya.

Based on review of this information and the other factors considered at the Meeting, the Board concluded that the nature, extent and quality of services to be provided by Voya under the Agreement are adequate and appropriate and supported the Board’s approval of the Agreement.

Comparative Analysis of the Funds’ Performance, Advisory Fees and Fund Expenses. Because Voya would be a newly-appointed sub-adviser for the Funds, the Board could not consider Voya’s investment performance in managing the Funds’ portfolio as a factor in evaluating the Agreement during the Meeting. The Board discussed the portfolio management team and the investment strategies to be employed in the management of each Fund’s assets. The Board noted the reputation and experience of Voya.

The Board considered the proposed fees to be paid under the Agreement, noting that Voya’s fee would be paid by the Adviser (out of its fee paid by the Funds), and not the Funds, and thus would not impact the fees paid by the Funds. The Board considered the fee to be paid to Voya in relation to the fee to be paid to the Adviser by the Funds and the respective services to be provided by Voya and the Adviser. Based on this review, the Board concluded that the fees to be paid to Voya supported the Board’s approval of the Agreement.

Analysis of Profitability and Economies of Scale. The Board recognized that, because Voya’s fee would be paid by the Adviser, and not the Funds, an analysis of profitability and economies of scale was more appropriate in the context of the Board’s consideration of the investment advisory agreement between each Fund and the Adviser. Accordingly, the Board did not consider Voya’s profitability to be relevant to its deliberations with respect to approval of the Agreement. The Board considered potential benefits to Voya from acting as sub-adviser to the Funds.

Conclusion. In evaluating the Agreement, the Board considered the conclusions and determinations discussed above and also relied on its knowledge, gained through meetings and other interactions with WTAM and Voya, of other funds sub-advised by Voya. In light of the foregoing, the Board, including a majority of the Independent Trustees, determined to approve the Agreement.

Information Concerning the Adviser

The Adviser, located at 230 Park Avenue, New York, New York 10169, serves as investment adviser to the Funds. The Adviser is a wholly-owned subsidiary of WisdomTree Investments, Inc. The Adviser has served as the investment adviser for each Fund since its inception. The Adviser oversees Voya to ensure its compliance with the Funds’ investment policies and guidelines and monitors Voya’s adherence to its investment style. The Adviser provides daily monitoring of Voya’s buying and selling of Fund securities and regularly reviews Voya’s performance. For the fiscal year ended March 31, 2021, the WisdomTree U.S. AI Enhanced Value Fund paid the Adviser $2,016,449, net of fee waivers and reimbursed expenses, or 0.38% of the Fund’s average annual net assets and the WisdomTree International AI Enhanced Value Fund paid the Adviser $721,608, net of fee waivers and reimbursed expenses, or 0.58% of the Fund’s average annual net assets, respectively, for investment management services provided to each Fund. The terms of each Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the Agreement. Thus, if the Agreement had been in place during the fiscal year ended March 31, 2021, the Funds would have paid the Adviser the exact same amount in fees.

Description of Voya

Voya Investment Management Co., LLC is a wholly-owned indirect subsidiary of Voya Financial, Inc., a publicly traded financial holding company. Voya, a registered investment adviser, is a leading innovator in the investment industry and manages global quantitative-based investment strategies for institutional and private investors. Its principal office is located at 230 Park Avenue, New York, New York 10169. Voya is responsible for the day-to-day management of the Funds. Voya chooses the Fund’s portfolio investments and places orders to buy and sell the Fund’s portfolio investments.

Portfolio Management Team

Each Fund is managed by Voya’s Quantitative Equities Portfolio Management team. The individual members of the portfolio management team who are jointly and primarily responsible for the day-to-day management of each Fund’s portfolio are described below.

Vincent Costa is Co-Chief Investment Officer, Equities, at Voya. He is also the Head of the Global Quantitative Equity Team and serves as a portfolio manager for the active quantitative and fundamental large cap value strategies. Previously at Voya, Mr. Costa was the Head of Portfolio Management for Quantitative Equity. Prior to joining Voya, Mr. Costa managed quantitative equity investments at both Merrill Lynch Investment Management and Bankers Trust Company. Mr. Costa earned an MBA in finance from New York University’s Stern School of Business and a BS in quantitative business analysis from Pennsylvania State University, and he is a CFA® Charterholder.

Peg DiOrio is Head of Quantitative Equity Portfolio Management and a portfolio manager for the active quantitative strategies at Voya. Prior to joining Voya, Ms. DiOrio was a quantitative analyst with Alliance Bernstein/Sanford C. Bernstein responsible for multivariate and time series analysis for low volatility strategies, global equities, real estate investment trusts, and options. Prior to that, Ms. DiOrio was a senior investment planning analyst with Sanford C. Bernstein. Ms. DiOrio formerly served as president of the Society of Quantitative Analysts and continues to serve on the board of directors. Ms. DiOrio is on the external advisory board for the Applied Math and Statistics Department of Stony Brook University. Ms. DiOrio earned a MS in Applied Mathematics, Statistics and Operations Research from the Courant Institute of Mathematical Sciences, NYU and a BS from SUNY Stony Brook, and she is a CFA® Charterholder.

Terms of the Agreement

The mandate for Voya to become sub-adviser to the Funds was added by way of amendment, effective January 7, 2022, to the existing sub-advisory agreement between the Adviser and Voya dated April 4, 2016, as amended to date. The Agreement, as amended with respect to each Fund, will continue in effect for two years from its effective date, unless sooner terminated. The Agreement, as amended with respect to each Fund, will also continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement may be terminated with respect to any Fund at any time, without any penalty, (i) by vote of the Board or by a vote of a majority of outstanding voting securities (as defined in the 1940 Act) of such Fund, each on sixty (60) days’ prior written notice to the Adviser and Voya; (ii) by the Adviser or Voya for cause on at least sixty (60) days’ prior written notice to the other party; and (iii) by the Adviser or Voya on at least 120 days’ prior written notice to the other party prior to any annual renewal term.

The Agreement will automatically terminate with respect to a Fund, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event that the investment advisory agreement between the Adviser and the Trust, with respect to such Fund, is assigned or terminated for any other reason.

Voya is entitled to an annual fee for its investment sub-advisory services to the Funds. All sub-advisory fees are paid by the Adviser and not the Funds. Because the Adviser pays Voya out of its own fees received from the Funds, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.38% and 0.58% of the average daily net assets of the WisdomTree U.S. AI Enhanced Value Fund and WisdomTree International AI Enhanced Value Fund, respectively. There will be no increase in advisory fees to the Funds and their respective shareholders in connection with the appointment of Voya as sub-adviser to the Funds.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the existing Sub-Advisory Agreement between the Adviser and Voya dated April 4, 2016, as amended to date, is on file with the SEC and available: (1) on the EDGAR Database on the SEC’s internet website (www.sec.gov), or (2) by electronic request at the following email address (publicinfo@sec.gov) (upon payment of any applicable fees). The amendment to the Agreement, with respect to the Funds, has also been filed with the SEC and is available as an exhibit to the Funds’ registration statement.

Additional Disclosure Regarding Voya

The names and principal occupations of the principal executive officer and the directors of Voya are listed below:

Name	Principal Occupation

Huey Paul Falgout	Managing Director — Head of IM Legal

Dina Santoro	Senior Managing Director, Head of Product Marketing and Strategy

Charles Milton Shaffer	Head of Distribution and Senior Managing Director

Daniel Allen Norman	Senior Managing Director, Group Head — Senior Loan

Christine Lynn Hurtsellers	Director, Chairwoman and Chief Executive Officer

Michael Bruce Pytosh	Chief Investment Officer of Equities and Senior Managing Director

Paul Zemsky	Senior Managing Director

Deborah Ann Hammalian	Chief Compliance Officer, Managing Director

Amir Sahibzada	Chief Risk Officer and Managing Director

Michael Allyn Bell	Chief Financial Officer and Managing Director

Matthew Toms	Chief Investment Officer of Fixed Income & Proprietary Investments and Senior Managing Director

Jeffery Alan Bakalar	Senior Managing Director, Group Head and Chief Investment Officer — Senior Loan

Each of the principal executive officers and directors of Voya is located at the office address noted above under “Description of Voya.”

General Information

The principal executive offices of the Trust and the Adviser are located at 230 Park Avenue, New York, New York 10169. The Trust’s administrator, custodian, transfer agent and securities lending agent is State Street Bank and Trust Company, which is located at One Lincoln Street, Boston, Massachusetts 02110. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Avenue, NW, Washington, DC 20004.

Affiliated Brokers. During the fiscal year ended March 31, 2021, the Funds did not pay any commissions to any affiliated brokers.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Information Statement may be delivered to shareholders of a Fund who reside at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of the shareholder reports, proxy statements and information statements that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to WisdomTree Trust, 230 Park Avenue, New York, New York 10169, or by calling 1-866-909-9473. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated above.

The Trust will furnish, without charge, a copy of each Fund’s most recent Annual Report and Semi-Annual Report to Shareholders upon request. Requests for such reports should be directed to WisdomTree Trust, 230 Park Avenue, New York, New York 10169, or by calling 1-866-909-9473, or by accessing our website at www.wisdomtree.com.

APPENDIX A

Shareholders Owning of Record More than 5%

of the WisdomTree U.S. AI Enhanced Value Fund and

WisdomTree International AI Enhanced Value Fund

WisdomTree U.S. AI Enhanced Value Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares as of February 28, 2022
Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105-1905	23.21%

National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	18.57%

TD Ameritrade Clearing, Inc. 1005 N. Ameritrade Place Bellevue, NE 68005	9.26%

Merrill Lynch, Pierce, Fenner & Smith Inc. One Bryant Park New York, NY 10036	7.37%

Morgan Stanley Smith Barney LLC 522 5th Avenue New York, NY 10036	6.74%

Pershing LLC 760 Moore Road King of Prussia, PA 19406	5.70%

WisdomTree International AI Enhanced Value Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares as of February 28, 2022
Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105-1905	13.57%

Brown Brothers Harriman & Co. 525 Washington Blvd. Jersey City, NJ 07310	10.95%

Morgan Stanley Smith Barney LLC 522 5th Avenue New York, NY 10036	8.36%

National Financial Services 499 Washington Boulevard Jersey City, NJ 07310	8.12%

American Enterprise Investment Services, Inc. 707 2nd Avenue South Minneapolis, MN 55402	8.07%

Citibank, N.A. 390 Greenwich Street, 3rd Floor New York, NY 10013	7.92%

TD Ameritrade Clearing, Inc. 1005 N. Ameritrade Place Bellevue, NE 68005	6.76%

J.P. Morgan Securities LLC/JPMC 383 Madison Avenue New York, NY 10179	6.06%

Wells Fargo Clearing Services, LLC 1 North Jefferson Avenue St. Louis, MO 63103	6.00%

To the best of the Trust’s knowledge, the Trustees and officers of the Trust own of record, in aggregate, less than 1% of the outstanding shares of each Fund.